NEWS BULLETIN                                                        EXHIBIT 99


FOR FURTHER INFORMATION:

        POINT.360
        7083 HOLLYWOOD BLVD. SUITE 200
        HOLLYWOOD, CA 90028
        Nasdaq:  PTSX


AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206


FOR IMMEDIATE RELEASE - HOLLYWOOD, CA, May 12, 2004

    POINT.360 REPORTS $0.5 MILLION ($0.05 PER SHARE) FIRST QUARTER 2004 PROFIT

    2003 first quarter results were income of $1.0 million ($0.11 per share)

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three-month period ended March 31, 2004.

Haig S. Bagerdjian, the Company's Chairman, President and Chief Executive Officer, said: "During the first quarter, we successfully completed a new credit agreement with our banks which will reduce 2004 debt service by approximately $3.7 million. Additionally, the consolidation of our vault facilities continued on schedule with an expected third quarter completion date. While each of these significant events will benefit future income and cash flow, the immediate impact of the write-off of deferred financing costs associated with our previous term loan and duplicated vault facility costs had a negative effect on first quarter results."

REVENUES

Revenue for the first quarter ended March 31, 2004, totaled $15.5 million compared to $17.3 million in the same quarter of 2003. The decline in the 2004 first quarter is due to lower spot advertising distribution for studio film releases as the result of delays of new feature introductions, and the early 2003 completion of a large film re-mastering project which contributed to higher first quarter 2003 sales.

GROSS MARGIN

In the first quarter of 2004, gross margin on sales was 37%, the same as in the prior year's first quarter, even though sales were lower.

SELLING, GENERAL AND ADMINISTRATIVE AND OTHER EXPENSES

In the first quarter, selling, general and administrative expenses ("SG&A") increased by $0.2 million from the same period last year. For the first quarter of 2004, SG&A expenses were $4.6 million, or 30% of sales, compared to $4.4 million, or 25% of sales in the first quarter of 2003. The increase is due principally to the write-off of deferred financing costs associated with the Company's prior term loan.

Interest expense decreased $0.3 million in the first quarter compared to the same period last year because of lower debt levels and interest rates. In March 2004, the Company entered into a revised credit facility with its banks, which provided for lower interest rates.

During the quarter ended March 31, 2003, the Company realized a non-cash credit of $145,000 for changes in the fair value of a derivative interest rate swap contract between the beginning and end of that period and amortization of a cumulative-effect adjustment made in 2001. These amounts were recorded as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The hedge contract expired in November 2003 and there were no further accounting charges or credits related to the swap contract after that date.

OPERATING INCOME

Operating income decreased $1.0 million in the first quarter of 2004 compared to the same period last year due to lower sales, write-off of deferred financing costs, and extra rent associated with a new facility while the vault consolidation is completed. The Company's operating income was $1.1 million in the 2004 quarter as compared to $2.1 million in the same quarter of the previous year.

NET INCOME

For the first quarter of 2004, the Company reported net income of $0.5 million ($0.05 per diluted share) compared to a net profit of $1.0 million ($0.11 per diluted share) in the same period last year. The Company recorded income tax expense of $0.3 million in the 2004 quarter as compared to a $0.7 million expense in the first quarter of last year.

EBITDA AND FREE CASH FLOW (A)

In the first quarter, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.5 million (16% of sales) compared to $3.5 million (20.0% of sales) in the 2003 period.

In the 2004 first quarter, the Company's free cash flow (EBITDA less interest, taxes and capital expenditures) was $1.6 million compared to $1.8 million in the same quarter last year.

The following table reconciles the Company's EBITDA and free cash flow to the Company's net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles ("GAAP").

         COMPUTATION OF EBITDA AND FREE CASH FLOW: (A)

                                      THREE MONTHS ENDED
                                           MARCH 31,
                                    2003             2004
                                    ----             ----
(in thousands)
GAAP net income                    $     992       $     493
   Interest                              521             223
   Income taxes                          689             344
   Depreciation                        1,268           1,391
   Amortization                           17               -
                                   ---------       ---------
Non-GAAP EBITDA                    $   3,505       $   2,451
                                   =========       =========

Non-GAAP EBITDA                    $   3,487       $   2,451
Deduct:
    Interest                            (521)           (223)
    Income taxes                        (689)           (344)
    Capital expenditures                (466)           (239)
                                   ---------       ---------
Non-GAAP free cash flow            $   1,811       $   1,639
                                   =========       =========
----------------------------

     (A) The measurements of EBITDA and free cash flow do not represent the results of operations or cash generated from operating activities in accordance with GAAP, are not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors because they are measures of the Company's cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt, if outstanding, and, furthermore, anticipates making certain capital expenditures as part of its business plan.

                                    POINT.360
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                       Three Months Ended
                                                            March 31,

                                                  2003                2004
                                                  ----                ----

Revenues                                     $ 17,293,000        $ 15,468,000
Cost of goods sold                            (10,854,000)         (9,819,000)
                                             ------------        ------------

Gross profit                                    6,439,000            5,649,000
Selling, general and administrative expense    (4,382,000)          (4,595,000)
                                             ------------        -------------

Operating income                                2,057,000            1,054,000
Interest expense, net                            (521,000)            (223,000)
Derivative fair value change                      145,000                    -
Other income                                            -                6,000
                                             ------------        -------------
Income (loss) before income taxes               1,681,000              837,000
(Provision for) benefit from income taxes        (689,000)            (344,000)
                                             ------------        -------------
Net income (loss)                            $    992,000        $     493,000
                                             ============        =============

Earnings (loss) per share:
Basic:
Net income (loss)                            $       0.11        $        0.05
Weighted average number of shares               9,023,440            9,152,497
                                             ============        =============
Diluted:
Net income (loss)                            $       0.11        $        0.05
Weighted average number of shares
including the dilutive effect
of stock options                                9,289,476            9,890,447
                                             ============        =============

ABOUT POINT.360

Point.360 is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

FORWARD-LOOKING STATEMENTS

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.